UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
March 9, 2009
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34196 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point, Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 9, 2009, Clearwire Corporation (the “Company”) announced via press release that effective as of March 9, 2009, William T. Morrow, age 49, was named Chief Executive Officer of the Company and that Benjamin G. Wolff, the Company’s former Chief Executive Officer had assumed the title of Co-Chairman.
     Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company, from July 1, 2007 to September 1, 2008, and from August 15, 2006 to June 30, 2007, he served as its President and Chief Operating Officer. From May 1, 2006 to July 31, 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 1, 2005 to April 30, 2006, he served as President of Vodafone KK in Japan. From February 1, 2004 to March 31, 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 21, 2001 to January 31, 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is a director of Broadcom Corporation and Openwave Systems Inc.
     Pursuant to an offer letter, Mr. Morrow’s initial salary will be $900,000, with a signing bonus of $200,000, a target annual bonus of $900,000 and initial equity grants of 2,000,000 restricted stock units (“RSUs”) and 2,000,000 stock options, both convertible into shares of Class A common stock of the Company. The RSUs and options will vest in equal annual installments over a four year period. The offer letter also provides that Mr. Morrow will receive a severance payout equivalent to two year’s salary and bonus if he is terminated other than for cause or if he terminates his employment for good reason; if his employment is terminated for cause or he terminates for good reason in connection with a change in control of the Company, he will receive a severance payout equivalent to three year’s salary. Additionally, Mr. Morrow has executed the Company’s standard Employee Confidentiality and Intellectual Property Agreement (the “Non-compete Agreement”), which prevents him from competing against the Company or attempting to solicit employees of the Company for one year after the termination of his employment, for any reason. A form of the Company’s Non- Compete Agreement was previously filed as Exhibit 10.69 on the Company’s Registration Statement on Form S-4, as amended (File No. 333-153128).
          Pursuant to an offer letter executed in connection with his new position as Co-Chairman, Mr. Wolff’s new salary will be $750,000, with a target annual bonus of $750,000 and initial equity grants of 2,000,000 RSUs and 1,000,000 stock options, both convertible into shares of Class A common stock of the Company. The RSUs and options will vest in equal annual installments over a four year period. The offer letter also provides that Mr. Wolff will receive two years acceleration of vesting of all his stock compensation awards if he is terminated other than for cause or in the event of constructive termination, and following any such termination, the exercise period of his stock compensation awards will be extended until the end of their term. Mr. Wolff will not receive any other severance payments, and has waived any rights to receive any severance payments or other benefits under the Company’s Change in Control Severance Plan (“Severance Plan”). In lieu of such benefits, under his offer letter, Mr. Wolff will receive payment of $1,500,000 upon starting his new position, and will receive an additional payment of $3,000,000 on January 4, 2010. Mr. Wolff has previously executed the Non-Compete Agreement, prohibiting him from competing against the Company or attempting to solicit any Company employees for one year after termination of his employment. The terms of his offer letter, however, provide that if Mr. Wolff is involuntarily terminated other than for cause or is constructively terminated, the Non-Compete Agreement shall expire and cease to be in effect upon the date of such termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: March 13, 2009	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President and General Counsel